DTS8 COFFEE’S JV ‘Café de la DON MANUEL’ TO OPEN OCTOBER 22, 2014

SHANGHAI, CHINA, October 16, 2014, DTS8 Coffee Company, Ltd. (OTCBB: BKCT, BERLIN: 9BE) announced today that the Joint Venture’s first ‘Café de la DON MANUEL’ coffee café will open for business on October 22, 2014.  The café is located at the corner of 1 Henan Nan Lu, and 150 East Jing Ling Road, Shanghai. It is in Shanghai’s busy Bund tourist and commercial area. The 100% Colombian coffee which is imported and roasted by DTS8’s master roaster at DTS8’s coffee roasting facility in Huzhou, Zhejiang province, China will be exclusively sold in the café.

Mr. Alex Liang, Chairman of DTS8 Coffee stated, “the location of this flagship café is readily accessible to the targeted, Shanghai coffee aficionados.  More ‘DON MANUEL cafes are being planned for openings in Shanghai and other cities in the coming months.”

DTS8 Coffee Company, Ltd. (“DTS8”) is a purveyor of artisan roasted gourmet coffee in China. DTS8 roasts, markets and wholesales the “DTS8 Premium”, “Single Origin Premium”, “Don Manuel”, and “Private Label” brands in Shanghai and others areas of China. DTS8 coffees are well regarded by consumers for their uniqueness, consistency and special flavor characteristics, and are sold through distribution channels reaching consumers at restaurants, multi-location coffee shops and offices.  Visit us at www.dts8coffee.com.

Except for the historical matters contained herein, statements in this press release contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect DTS8’s current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for DTS8’s coffee; (2) the ability of DTS8 to execute its business plan; and (3) other factors detailed in DTS8’s public filings with the SEC. By making these forward-looking statements, DTS8 can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with DTS8’s Annual Report on Form 10-K and its other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with the coffee business. These forward-looking statements are not guarantees of future performance.

USA:   Peter Baxter, Investor Relations: 775-360-3031 - info@dts8coffee.com